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                                                                    EXHIBIT 10.2

                                  ARQULE, INC.
                                200 Boston Avenue
                                   Suite 1000
                                Medford, MA 02155


                                                                  March 18, 1999

Fleet National Bank
One Federal Street
Boston, MA 02110

Gentlemen:

         This letter agreement will set forth certain understandings between ArQule, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to Term Loans (hereinafter defined) to be made by the Bank to the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

         I. AMOUNTS AND TERMS

         1.1. REFERENCES TO DOCUMENTS. Reference is made to (i) that certain $15,000,000 face principal amount promissory note (the "Term Note") of even date herewith made by the Borrower and payable to the order of the Bank, and (ii) that certain Security Agreement (Equipment) of even date herewith from the Borrower to the Bank (the "Security Agreement").

         1.2. THE BORROWING; TERM NOTE. Subject to the terms and conditions hereinafter set forth, the Bank will make one or more loans (the "Term Loans") to the Borrower, as the Borrower may request, on any Business Day prior to the first to occur of (i) June 30, 2000 or (ii) the earlier termination of the within-described term loan facility pursuant to ss.5.2 or ss.6.5. A Term Loan shall be made, not more than once per calendar quarter (except that more than one Term Loan may be made in any calendar quarter provided that each additional Term Loan in any one calendar quarter is in an amount of at least $500,000), in order to finance the costs of Qualifying Equipment and Qualifying Leasehold Improvements at the 128/93 Premises acquired by the Borrower within the 90 days preceding the request for such Term Loan (except that in the case of the first Term Loan hereunder the Borrower may finance the costs of Qualifying Equipment and/or Qualifying Leasehold Improvements acquired at any time after December 31,
1997), each such Term Loan to be in such amount as may be requested by the Borrower; provided that (i) no Term Loan will be made after June 30, 2000; (ii) the aggregate original principal amounts of all Term Loans will not exceed $15,000,000; and (iii) no Term Loan will be in an amount more than 80% of the invoiced actual costs of the tangible property constituting the items of Qualifying Equipment and/or Qualifying Leasehold Improvements with respect to which such Term Loan is made (excluding taxes, shipping, software (except as expressly provided in the immediately following sentence), installation charges, training fees and other





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"soft costs"). Notwithstanding the exclusions contained in clause (iii) of the immediately preceding sentence, the Borrower may include within "Qualifying Equipment", for the purpose of any Term Loan, software (not including off-the-shelf "shrink-wrapped" software) to be used in connection with the tangible items of property purchased by the Borrower with the proceeds of such Term Loan; provided that the aggregate invoiced costs for all software included in "Qualifying Equipment" shall in no event exceed $750,000. Prior to the making of each Term Loan, and as a precondition thereto, the Borrower will provide the Bank with: (i) invoices supporting the costs of the relevant Qualifying Equipment and/or relevant Qualifying Leasehold Improvements; (ii) such evidence as the Bank may reasonably require showing that (A) all Qualifying Equipment has been delivered to the 128/93 Premises, has been paid for by the Borrower and is owned by the Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement), and
(B) all Qualifying Leasehold Improvements have been built into or installed at the 128/93 Premises, have been paid for by the Borrower and are owned by the Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement and except that items so built into the relevant premises as to become an integral part of the real estate may become the property of the owner of such premises); (iii) landlord's waivers (if not previously furnished) and Uniform Commercial Code financing statements, if needed, reflecting the items of Qualifying Equipment and Qualifying Leasehold Improvements (unless such Qualifying Leasehold Improvements are so built into the relevant premises that same have become an integral part of the real estate) with respect to which such Term Loan is being made (all in form and substance reasonably satisfactory to the Bank); and (iv) evidence satisfactory to the Bank that the Qualifying Equipment and Qualifying Leasehold Improvements (other than any such Qualifying Leasehold Improvements that are so built into the relevant premises that same have become an integral part of the real estate) are fully insured against casualty loss, with insurance naming the Bank as secured party and first loss payee. The Term Loans will be evidenced by the Term Note. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Term Note or on the books of the Bank, at or following the time of making each Term Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Term Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Term Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Term Note.

         1.3. PRINCIPAL REPAYMENT OF TERM LOANS. Term Loans made at any time from the date of this letter agreement through and including June 30, 1999 are hereinafter referred to as the "Tranche A Term Loans". The Borrower shall repay principal of the Tranche A Term Loans in 16 equal consecutive quarterly installments, commencing on September 30, 1999 and continuing on the last Business Day of each calendar quarter thereafter. Each such quarterly installment of principal of the Tranche A Term Loans shall be in an amount equal to 1/16th of the aggregate principal amount of the Term Loans outstanding at the close of business on June 30, 1999. In any event, the then outstanding principal balance of all Tranche A Term Loans and all interest then accrued but unpaid thereon shall be due and payable in full on June 30, 2003. Term Loans made at any time on or after July 1, 1999 are hereinafter referred to as the "Tranche B Term Loans". As provided in ss.1.2 above, Tranche B Term Loans will not be made after the close of business on June 30, 2000. The Borrower shall repay principal of the Tranche B Term Loans in




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16 equal consecutive quarterly installments, commencing on September 29, 2000 and continuing on the last Business Day of each calendar quarter thereafter. Each such quarterly installment of principal of the Tranche B Term Loans shall be in an amount equal to 1/16th of the aggregate principal amount of the Tranche B Term Loans outstanding at the close of business on June 30, 2000. In any event, the then outstanding principal balance of all Term Loans and all interest then accrued but unpaid thereon shall be due and payable in full on June 30, 2004. The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of the Term Loans to the extent that same are Floating Rate Loans; provided that each such principal prepayment shall be accompanied by payment of all interest under the Term Note accrued but unpaid to the date of payment. The Borrower may prepay the whole or any portion of any Fixed Rate Loan; provided that (i) the Borrower gives the Bank not less than two
(2) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on each Fixed Rate Loan (or portion thereof) so prepaid accrued to the date of such prepayment, (iii) any voluntary prepayment with respect to a Fixed Rate Loan must be in a principal amount of $500,000 or an integral multiple of $100,000 in excess of $500,000 and (iv) if the Borrower for any reason makes any prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto or makes any prepayment of any installment of principal of any COF Loan prior to the regularly scheduled due date thereof, the Borrower shall forthwith pay all amounts owing to the Bank pursuant to the provisions of ss.1.7 with respect to such Fixed Rate Loan. Any partial prepayment of principal of the Term Loans will be applied first to any installments of the Term Loans which are regularly scheduled to become due within the 12-month period following the date of prepayment; and the balance, if any, of such prepayment (after such application as aforesaid) will then be applied to installments of principal of the Term Loans thereafter coming due in inverse order of normal maturity. Amounts repaid or prepaid with respect to the Term Loans are not available for reborrowing.

         1.4. INTEREST RATE. Except as otherwise provided below in this ss.1.4, interest on the Term Loans will be payable at a fluctuating rate per annum (the "Floating Rate") which shall at all times be equal to the Prime Rate as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in such rate of interest to become effective on each day when a change in the Prime Rate becomes effective. Subject to the conditions set forth herein, the Borrower may elect that all or any portion of any Term Loan to be made under ss.1.2 be made as a LIBOR Loan bearing interest at the LIBOR Interest Rate with an Interest Period of three months, six months or twelve months (as the Borrower may select), that all or any portion of any Floating Rate Loan (but not all or any portion of the COF Loan, if any) will be converted to a LIBOR Loan with an Interest Period of three months, six months or twelve months (as the Borrower may select) and/or that any LIBOR Loan will be continued at the expiration of the Interest Period applicable thereto as a new LIBOR Loan with an Interest Period of three months, six months or twelve months (as the Borrower may select). Such election shall be made by the Borrower giving to the Bank a written or telephonic notice received by the Bank within the time period and containing the information described in the next following sentence (a "LIBOR Borrowing Notice"). The LIBOR Borrowing Notice must be received by the Bank no later than 10:00 a.m. (Boston time) on that day which is two Business Days prior to the date of the proposed borrowing, conversion or continuation, as the case may be, and must specify the amount of the LIBOR Loan requested (which shall be $500,000 or an integral multiple of $100,000 in excess of $500,000), must identify the particular Term Loan or Loans so to be made, converted or continued, as the case may be, and must specify the proposed


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commencement date of the relevant Interest Period and the duration (three months, six months or twelve months) of such relevant Interest Period. Notwithstanding anything provided elsewhere in this letter agreement, the Borrower may not elect to have any installment of a Term Loan included in a LIBOR Loan if the Interest Period applicable thereto would continue after the due date of such installment. Any LIBOR Borrowing Notice shall, upon receipt by the Bank, become irrevocable and binding on the Borrower, and the Borrower shall, upon demand and receipt of a Bank Certificate with respect thereto, forthwith indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to borrow any requested LIBOR Loan, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Loan. At the expiration of each Interest Period applicable to a LIBOR Loan, the principal amount of such LIBOR Loan may be continued as a new LIBOR Loan to the extent and on the terms and conditions contained in this letter agreement by delivery to the Bank of a new LIBOR Borrowing Notice conforming to the requirements set forth above in this ss.1.4 (and any LIBOR Loan not repaid and not so continued as a new LIBOR Loan will be deemed (subject to the provisions of the next following paragraph) to have been converted into a Floating Rate Loan). Notwithstanding any other provision of this letter agreement, the Bank need not make any LIBOR Loan or allow any conversion of a Floating Rate Loan to a LIBOR Loan at any time when there exists any Default or Event of Default.

         On June 30, 1999, the Borrower may convert to a COF Loan all (but not less than all) of the Tranche A Term Loans then outstanding; and on June 30, 2000, the Borrower may convert to a COF Loan all (but not less than all) of the Tranche B Term Loans then outstanding. If the Borrower desires any such conversion to a COF Loan, it will notify the Bank of same not less than two Business Days prior to the proposed conversion and will request that the Bank offer with respect to the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, a rate of interest which shall be fixed (subject to adjustment as provided in this letter agreement) for the period commencing on the date of such conversion and ending on the final maturity date applicable to such Tranche A Term Loans or Tranche B Term Loans, as the case may be (in each case, a "Fixed Rate Period"). Following such request for a fixed rate, the Bank will endeavor to offer a proposed COF Interest Rate at a rate determined as provided below and under conditions determined by the Bank in its sole discretion. The Borrower may elect to accept such offer in the manner and within the time period specified in such offer. Any such election shall be irrevocable on the part of the Borrower. Upon such election, the interest rate payable with respect to the outstanding Tranche A Term Loans or Tranche B Term Loans (as the case may be) shall be fixed (subject to adjustment as provided in this letter agreement) for the relevant Fixed Rate Period and at the rate communicated by the Bank as its proposed COF Interest Rate. Any proposed COF Interest Rate offered under this Section will be a rate per annum equal to the sum of (i) the Applicable Rate Increment (hereinafter defined) PLUS (ii) the COF Rate for the applicable Fixed Rate Period (expressed as a per annum rate); provided, however, that the COF Interest Rate shall in no event exceed the maximum rate permitted by applicable law (with the COF Interest Rate applicable to the Tranche A Term Loans or Tranche B Term Loans, as the case may be, to change on each day when the Applicable Rate Increment changes). The source or sources of funding utilized for the computation of any COF Rate shall be selected by the Bank at its sole discretion for offering to the Borrower, and the Borrower shall not have any claim against the Bank with respect to computation of any proposed COF Interest Rate. If the Borrower is dissatisfied with any proposed COF Interest Rate, the Borrower's sole remedy with





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respect thereto shall be not to accept such proposed COF Interest Rate within the applicable time period, and thus to cause interest on the Term Loans to be payable at the Floating Rate (subject to the Borrower's ability set forth elsewhere herein to obtain LIBOR Loans). Notwithstanding the foregoing provisions hereof, the Bank need not offer a proposed COF Interest Rate for any period of time with respect to which the Bank, in its sole discretion, determines that there are no recognized sources of funding available to it for such time period or principal amount or that the cost of funds with respect thereto would be unreasonably high or if there then exists any Default or Event of Default. Further, the Borrower may not convert into a COF Loan any LIBOR Loan prior to the end of the Interest Period applicable to such LIBOR Loan.

         If the Borrower does not elect a COF Interest Rate for all of the Term Loans, the Borrower may request and the Bank may issue caps, collars, swaps and other rate protection products, using the Bank's then customary documentation for such transactions. Such caps, collars, swaps and other rate protection products will be issued for such fees and upon such other terms and conditions as may be agreed upon by the Bank and the Borrower at the time of issuance thereof.

         Any request for a Fixed Rate Loan and any election to convert all or any portion of the Term Loans to a Fixed Rate Loan may be made on behalf of the Borrower only by a duly authorized officer; provided, however, that the Bank may conclusively rely upon any written or facsimile communication received from any individual whom the Bank believes in good faith to be such a duly authorized officer.

         1.5. INTEREST PAYMENTS. The Borrower will pay interest on the principal amount of the Term Loans outstanding from time to time, from the date hereof until payment of the Term Loans and the Term Note in full and the termination of this letter agreement. Interest on Floating Rate Loans and any COF Loan will be payable monthly in arrears on the first day of each month. Interest on each LIBOR Loan will be payable in arrears on each applicable Interest Payment Date. In any event, interest shall also be payable on the date of payment of the Term Loans in full. Interest on Floating Rate Loans shall be payable at the Floating Rate. The rate of interest payable on any LIBOR Loan will be the LIBOR Interest Rate applicable thereto. Interest on any COF Loan will be payable at the applicable COF Interest Rate. In any event, overdue principal of any Term Loan and, to the extent permitted by law, overdue interest on any Term Loan shall bear interest at a rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum PLUS (ii) the Prime Rate in effect from time to time, compounded monthly and payable on demand. All interest payable hereunder and/or under the Term Note will be calculated on the basis of a 360-day year for the actual number of days elapsed.

         1.6.     RATE DETERMINATION PROTECTION. In the event that:

                  (i) the Bank shall determine that, by reason of circumstances affecting the London interbank market or otherwise, adequate and reasonable methods do not exist for ascertaining the LIBOR Interest Rate which would otherwise be applicable during any Interest Period, or

                  (ii)     the Bank shall determine that:






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                           (A)      the making or continuation of any LIBOR Loan
                           has been made impracticable or unlawful by (1) the occurrence of any contingency that materially and adversely affects the London interbank market or (2) compliance by the Bank with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

                           (B)      LIBOR will not, in the reasonable
                           determination of the Bank, adequately and fairly reflect the cost to the Bank of funding the LIBOR Loans for such Interest Period then the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event the obligations of the Bank to make LIBOR Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall notify the Borrower.

         1.7. PREPAYMENT OF FIXED RATE LOANS. The following provisions of this ss.1.7 shall be effective only with respect to Fixed Rate Loans: If, due to acceleration of the Term Note or due to voluntary prepayment or mandatory repayment or prepayment or due to any other reason, the Bank receives payment of any principal of a LIBOR Loan on any date prior to the last day of the relevant Interest Period or if for any reason any LIBOR Loan is converted to a Floating Rate Loan prior to the expiration of the relevant Interest Period or if for any reason all or any portion of any installment of principal of any COF Loan is received by the Bank prior to the regularly scheduled due date thereof, the Borrower shall, upon demand and receipt of a Bank Certificate from the Bank with respect thereto, pay forthwith to the Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Interest Period applicable to the affected LIBOR Loan or to the regularly scheduled due date of any installment of a COF Loan (as the case may be) shall be subtracted from the "cost of funds" component (i.e., reserve-adjusted LIBOR in the case of LIBOR Loans or the COF Rate in the case of COF Loans) of the fixed rate in effect at the date of such prepayment or conversion. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the relevant Interest Period (or remaining to the regularly scheduled due date of the prepaid installment of a COF Loan, as the case may be). Said amount shall be reduced to present value calculated by using the number of days remaining in the relevant Interest Period (or remaining to the regularly scheduled due date of the prepaid installment of a COF Loan, as the case may be) and by using the above-referenced United States Treasury securities rate as the discount rate. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment or conversion of the applicable Fixed Rate Loan. Any acceleration of a Fixed Rate Loan due to an Event of Default will give rise to a yield maintenance fee calculated with the respect to such Fixed Rate Loan on the date of such




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acceleration in the same manner as though the Borrower had exercised a right of prepayment at that date, such yield maintenance fee being due and payable at that date.

         1.8.     INCREASED COSTS; CAPITAL ADEQUACY.

                  (i) If the adoption, effectiveness or phase-in, after the date hereof, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                           (A) shall subject the Bank to any Imposition or other charge with respect to any Fixed Rate Loan, the Term Note or the Bank's agreement to make Fixed Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on any Fixed Rate Loan or any other amounts due under this letter agreement in respect of the Fixed Rate Loans or the Bank's agreement to make Fixed Rate Loans (except for changes in the rate of tax on the over-all net income of the Bank); or

                           (B) shall impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any LIBOR Loan, any such requirement already included in the applicable Reserve Rate and excluding, with respect to any COF Loan, any such requirement already included in the applicable COF Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting any Fixed Rate Loans, the Term Note or the Bank's agreement to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Fixed Rate Loan or to reduce the amount of any sum received or receivable by the Bank under this letter agreement or under the Term Note with respect to any Fixed Rate Loan by an amount deemed by the Bank to be material, then, upon demand by the Bank and receipt of a Bank Certificate from the Bank with respect thereto, the Borrower shall pay to the Bank such additional amount or amounts as the Bank certifies to be necessary to compensate the Bank for such increased cost or reduction in amount received or receivable.

                  (ii) If the Bank shall have determined that the adoption, effectiveness or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable




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                  agency charged with the interpretation or administration
                  thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to its agreement hereunder to make Term Loans or with respect to any Term Loan (whether or not then subject to any LIBOR Interest Rate or COF Interest Rate) to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, effectiveness, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) by any amount deemed by the Bank to be material: (A) the Bank shall promptly after its determination of such occurrence deliver a Bank Certificate with respect thereto to the Borrower; and (B) the Borrower shall pay to the Bank as an additional fee from time to time on demand such amount as the Bank certifies to be the amount that will compensate it for such reduction.

                  (iii) A Bank Certificate of the Bank claiming compensation under this ss.1.8 shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to the Bank hereunder and the method by which such amounts are determined. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

                  (iv) No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any Bank Certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Bank under this ss.1.8.

         1.9. ILLEGALITY OR IMPOSSIBILITY. Notwithstanding any other provision of this letter agreement, if the introduction of or any change in or in the interpretation or administration of any law or regulation applicable to the Bank or the Bank's activities in the London interbank market shall make it unlawful, or any central bank or other governmental authority having jurisdiction over the Bank or the Bank's activities in the London interbank market shall assert that it is unlawful, or otherwise make it impossible, for the Bank to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain LIBOR Loans, then on notice thereof and demand therefor by the Bank to the Borrower, (i) the obligation of the Bank to fund LIBOR Loans shall terminate and (ii) all affected LIBOR Loans shall be deemed to have been converted into Floating Rate Loans (with the Borrower to be responsible for any amount payable under ss.1.7 as a consequence of such conversion) at the last day on which such LIBOR Loans may legally remain outstanding. Except as expressly provided in the immediately preceding sentence, no LIBOR Loan may be converted into a Floating Rate Loan prior to the end of the Interest Period applicable to such LIBOR Loan.

         1.10. ADVANCES AND PAYMENTS. The proceeds of all Term Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Term Loan will be used by the Borrower solely to pay or reimburse acquisition costs of Qualifying Equipment and Qualifying Leasehold Improvements.






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         The Bank may charge any general deposit account of the Borrower at the
Bank with the amount of all payments of interest, principal and other sums due, from time to time, under this letter agreement and/or the Term Note; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in the Term Note.

         Whenever any payment to be made to the Bank hereunder or under the Term Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of the Term Note shall be made net of any Impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under the Term Note shall be made to the Bank, in lawful currency of the United States in immediately available funds, at its office at One Federal Street, Boston, MA 02110 or to such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, the Term Note and/or any of the other Loan Documents, next to interest then accrued on account of any Term Loans and only thereafter to principal of the Term Loans.

         1.11. CONDITIONS TO ADVANCE. Prior to the making of the initial Term Loan, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreement, the Term Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

         Without limiting the foregoing, any Term Loan (including the initial Term Loan) is subject to the further conditions precedent that on the date on which such Term Loan is made (and after giving effect thereto):

         (a) All statements, representations and warranties of the Borrower made in this letter agreement and/or in the Security Agreement (other than those statements, representations and warranties which are expressly stated to apply only as of a specific date and those statements, representations and warranties relating to facts which this letter agreement contemplates may change from time to time without violation of the terms of this letter agreement) shall continue to be correct in all material respects as of the date of such Term Loan.

         (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Term Loan.

         (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

         (d) No other material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

         Each request by the Borrower for any Term Loan, and each acceptance by the Borrower of the proceeds of any Term Loan, will be deemed a representation and warranty by the Borrower that at the date of such Term Loan and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this ss.1.11 will be satisfied.

         Section 1.12. RATE ADJUSTMENT. This letter agreement contemplates that the Applicable Rate Increment will be adjusted upon each change in Compliance Level (hereinafter defined). As used herein, (i) the term "Rate Adjustment Date" will mean the 45th day after the close of each fiscal quarter of the Borrower, commencing with May 15, 1999, and (ii) as to each Rate Adjustment Date, the relevant "Adjustment Measurement Date" will be the fiscal quarter-end immediately preceding such Rate Adjustment Date. The Compliance Level will be determined on each Rate Adjustment Date, based on the Borrower's Liquidity Coverage Ratio determined as at the Adjustment Measurement Date relevant thereto and (except as otherwise provided below) will remain in effect until (but not including) the next following Rate Adjustment Date. For the purposes of this letter agreement, the Borrower will be deemed to be in Level One Compliance as at any Rate Adjustment Date if and only if the Borrower's Liquidity Ratio as at the relevant Adjustment Measurement Date is greater than or equal to 2.0 to 1. The Borrower will be deemed to be in Level Two Compliance as at any Rate Adjustment Date if the Borrower is not in Level One Compliance as at such Rate Adjustment Date. The Compliance Level to take effect on each Rate Adjustment Date (including, without limitation, that Rate Adjustment Date which falls in the first quarter of each fiscal year of the Borrower) will be determined based on the unaudited consolidated financial statements of the Borrower as at the relevant Adjustment Measurement Date furnished pursuant to clause (ii) of ss.3.6; provided that if the audited annual consolidated financial statements of the Borrower (when received by the Bank pursuant to clause (i) of ss.3.6) indicate that as at any Adjustment Measurement Date which is a fiscal year-end the Borrower's Liquidity Ratio, as evidenced by said audited financial statements (the "Audited Q4 Liquidity Ratio"), was different from that Liquidity Ratio (the "Unaudited Q4 Liquidity Ratio") which had been shown on the management-generated financial statements theretofore delivered to the Bank pursuant to clause (ii) of ss.3.6 with respect to such Adjustment Measurement Date and the difference is such that the Audited Q4 Liquidity Ratio would result in a Compliance Level different from that calculated with reference to the Unaudited Q4 Liquidity Ratio, then, promptly after the relevant audited financial statements have been received by the Bank, (i) the Compliance Level will be adjusted to reflect the Audited Q4 Liquidity Ratio and (ii) as applicable, either the Borrower will pay to the Bank (in the case of a decrease in the Liquidity Ratio) an amount which reflects the additional interest which the Bank would have received for the period beginning on the relevant Rate Adjustment Date and continuing through the date of such adjustment if the lower Liquidity Ratio had been in effect, or (in the case of an increase in the Liquidity Ratio) the Bank will pay to the Borrower (or credit against payments thereafter coming due under this letter agreement and/or the Term Note) an amount equal to the excess interest which the Bank actually received for the period beginning on the relevant Rate Adjustment Date and continuing through the date of such adjustment, "excess interest" being deemed to mean for the purposes of this paragraph, the result, if positive, of (x) the interest on the Term Note actually received by the Bank for such period MINUS (y) the interest on the Term

Note which would have been received by the Bank for such period had the Compliance Level corresponding to the Audited Q4 Liquidity Ratio been in effect throughout such period. Further, and notwithstanding anything provided above in this ss.1.12, if the Borrower's financial statements for any fiscal quarter are for any reason not timely delivered to the Bank, the Borrower will be deemed to be in Level Two Compliance unless and until such financial statements are so delivered to the Bank, at which time the Compliance Level will be determined based on such financial statements and the Applicable Rate Increment will be adjusted (if the Compliance Level so determined is not Level Two Compliance), such adjustment to be effective as at the date of delivery of the relevant financial statements and without retroactive effect. No rate adjustment provided for herein will be deemed to excuse or waive any default resulting from the failure by the Borrower to comply with any other provision of this letter agreement (including, without limitation, ss.3.8 of this letter agreement and, in the event of any such default, the Bank will have all of its rights and remedies described in Article V below consequent thereon. In any event, the Borrower will be deemed to be in Level One Compliance from the date of this letter agreement to May 15, 1999, at which date the Compliance Level will be determined on the basis of the Liquidity Ratio as at the then relevant Adjustment Measurement Date (i.e., March 31, 1999).

         II. REPRESENTATIONS AND WARRANTIES

         2.1. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this letter agreement and to make Term Loans hereunder, the Borrower warrants and represents to the Bank as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and as proposed to be conducted, to grant the security interests contemplated by the Security Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in Massachusetts and in each other jurisdiction in which the Borrower maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, other than ArQule Catalytics, Inc., a Delaware corporation. The Borrower is not a member of any partnership or joint venture.

         (b) The Borrower owns 80% of the outstanding capital stock of ArQule Catalytics, Inc. and 100% of the outstanding capital stock of any other Subsidiary.

         (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

                  (i) violate any provision of, or require as a prerequisite to effectiveness any filing (other than filings under the Uniform Commercial Code), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

                  (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

                  (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

         (e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate may result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower.

         (f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Subsidiary is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other material instrument, contract or agreement to which it is a party or by which any of its property is bound.

         (g) The Borrower has filed (and has caused each Subsidiary of the Borrower to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower or any such Subsidiary. All such filed returns, reports and estimates are proper and accurate and the Borrower (or the Subsidiary concerned, as the case may be) has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

         (h) The Borrower is in compliance (and each Subsidiary of the Borrower is in compliance with) with all requirements of law, federal, foreign, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower.

Without limiting the foregoing, the Borrower has all the material franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.

         (i) The draft consolidated annual financial statements of the Borrower as at December 31, 1998, heretofore delivered to the Bank, are complete and accurate and fairly present the financial condition of the Borrower as at the date thereof and for the period covered thereby, subject to normal year-end audit and adjustment. The audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 1998 will (when issued) not be materially different from said draft annual financial statements. The Borrower does not have any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially affect the financial condition of the Borrower. Since December 31, 1998, here has been no material adverse development in the business, condition or prospects of the Borrower, and the Borrower has not entered into any material transaction other than in the ordinary course.

         (j) The principal place of business and chief executive offices of the Borrower are located at the Medford Premises. All of the books and records of the Borrower are located at the Medford Premises. Except as described on item 2.1(j) of the attached Disclosure Schedule, no assets of the Borrower are presently located at any address other than the Medford Premises and the Waltham Premises. Said item 2.1(j) of the attached Disclosure Schedule sets forth the names and addresses of all record owners of the Medford Premises, the Waltham Premises and the 128/93 Premises. From and after the 128/93 Move Date, assets of the Borrower may also be located at the 128/93 Premises.

         (k) To the best of the Borrower's knowledge, the Borrower owns or has a valid right to use all of the patents, licenses, copyrights, trademarks and trade names now being used or necessary to conduct its business, except where the failure to have same would not be reasonably likely to have a material adverse effect on the financial condition, business, prospects or properties of the Borrower. To the best of the Borrower's knowledge, the conduct of the Borrower's business as now operated does not conflict with valid patents, copyrights, trademarks or trade names of others in any manner that could materially adversely affect the business, prospects, assets or condition, financial or otherwise, of the Borrower.

         (l) None of the executive officers or key employees of the Borrower is subject to any Employee Restrictive Agreement which could have a material adverse effect on the financial condition, business or prospects of the Borrower. As used herein, an "Employee Restrictive Agreement" is any agreement of such an executive officer or key employee in favor of anyone other than the Borrower which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

         (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

         (n) Borrower has reviewed the software which it uses in its business for "Year 2000" compliance and has determined that such software will continue to function in the manner intended without interruption of service or other material difficulty resulting from the "Year 2000 problem". The Borrower will, at the request of the Bank, provide such reports and other information as the Bank may reasonably request in order to evidence such Year 2000 compliance.

         III. AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

         Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding:

         3.1. LEGAL EXISTENCE; QUALIFICATION; COMPLIANCE. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business in Massachusetts. The Borrower will qualify to do business and will remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the Borrower or such Subsidiary, as the case may be, maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply (and will cause each Subsidiary of the Borrower to comply) with its charter documents and by-laws. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

         3.2. MAINTENANCE OF PROPERTY; INSURANCE. The Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its material properties and assets in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain all such insurance as may be required under the Security Agreement and will also maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

         3.3. PAYMENT OF TAXES AND CHARGES. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all material lease obligations, material trade debt, material purchase money obligations and material equipment lease obligations. The Borrower will perform and fulfill all material covenants and agreements under any material leases of real estate, material agreements relating to purchase money debt, material equipment leases and other material contracts. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business, except where the failure to do so would not be reasonably likely to have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

         3.4. ACCOUNTS. The Borrower will maintain its principal depository and operating accounts with the Bank; provided that the Borrower will have 180 days after the date of this letter agreement to transition its accounts to the Bank.

         3.5. CONDUCT OF BUSINESS. The Borrower is presently engaged in the business of discovering and developing chemical compounds with commercial potential in the pharmaceutical, biotechnology and agrochemical industries (the "Business"). The Borrower and its Subsidiaries will conduct the Business in the ordinary course. Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary) enter into any lines of business, businesses or ventures other than those which are within the Business or reasonably related thereto.

         3.6.     REPORTING REQUIREMENTS. The Borrower will furnish to the Bank:

                  (i) Within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower's Annual Report on Form 10-K for such fiscal year, as filed with the SEC, and (whether or not contained in such Annual Report on Form 10-K) all of the following: the annual audit report for such fiscal year for the Borrower, including therein the consolidated balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified". The Borrower will also deliver to the Bank, within 90 days after the commencement of each fiscal year, projections of sales, income and expenses of the Borrower for such fiscal year, prepared by the Borrower's management and approved by the Borrower's Board of Directors, such projections to be in such detail as is reasonably satisfactory to the Bank.

                  (ii) Within 45 days after the end of each fiscal quarter of the Borrower, a copy of the Borrower's Quarterly Report on Form 10-Q for such fiscal quarter, as filed with the SEC, and (whether or not contained in such Quarterly Report on Form 10-Q) all of the following: the consolidated balance sheets of the Borrower and Subsidiaries and related consolidated statements of income and cash flow, unaudited but prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Borrower and Subsidiaries as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain notes to the financial statements) and certified as complete by the chief financial officer of the Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the fiscal year to date, in each case together with a comparison to the results for the corresponding fiscal period of the immediately prior fiscal year.

                  (iii) At the time of delivery of each annual or quarterly report or financial statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each financial statement given as at the end of any fiscal quarter of the Borrower will also set forth the calculations necessary to evidence compliance with secs.3.7-3.9.

                  (iv) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any "management letter" submitted by such accountants.

                  (v) As soon as possible and in any event within five days after the occurrence of any Default or Event of Default, the statement of the Borrower setting forth details of each such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

                  (vi) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party; provided, however, that the Borrower will not be deemed required by this clause (vi) to give such notice with respect to any such action, suit or proceeding in which only monetary damages are sought and the amount so sought is less than $500,000.

                  (vii) Promptly upon filing any registration statement or listing application, a copy of same.

                  (viii) As long as the Borrower has a class of securities which is publicly traded, a copy of each periodic or current report of the Borrower filed with the SEC or any successor agency and each annual report, proxy statement and other communication sent by the Borrower to shareholders or other securityholders generally, such copy to be provided to the Bank promptly upon such filing with the SEC or such communication with shareholders or securityholders, as the case may be.

                  (ix) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

                  (x) Promptly upon request, such other information respecting the financial condition, operations, receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

         3.7. CAPITAL BASE. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower (commencing with its results as at December 31, 1998), a consolidated Capital Base of not less than $40,000,000.

         3.8. LIQUIDITY. The Borrower will maintain, as at the end of each fiscal quarter of Borrower (commencing with its results as at December 31, 1998), a Liquidity Ratio of not less than 1.5 to 1. As used herein, the "Liquidity Ratio", as determined at any date, means the ratio of (x) Net Quick Assets to (y) Adjusted Liabilities outstanding at that date.

         3.9. DEBT SERVICE COVERAGE. As used herein, "Determination Date" means the last day of each fiscal quarter of the Borrower. The Borrower will maintain on a consolidated basis, as at each Determination Date (commencing with its results as at December 31, 1998), a Debt Service Coverage Ratio of not less than 1.5 to 1. As used herein, the "Debt Service Coverage Ratio", as determined as at any Determination Date, means the ratio of (x) EBITDA of the Borrower and Subsidiaries for the 12-month period ending on such Determination Date to (y) the total of (1) all interest on any Indebtedness (whether senior or subordinated, long-term or current), which interest was paid or payable or accrued by the Borrower or any Subsidiary of the Borrower during such 12-month period ending on such Determination Date, PLUS (2) the aggregate current maturities of long-term debt of the Borrower and Subsidiaries outstanding at such Determination Date, PLUS (3) the total Capital Expenditures incurred by the Borrower and/or any of its Subsidiaries and not financed by the Borrower as permitted under this letter agreement (exclusive of Capital Expenditures relating to the Waltham Facility and the 128/93 Facility incurred in 1998 and
1999) during the 12-month period ending on such Determination Date. Notwithstanding the foregoing, the Borrower need not comply with the foregoing provisions of this ss.3.9 as at any Determination Date if the Borrower's Unencumbered Cash Balance as at such Determination Date is equal to or greater than the product of (x) 1.5 TIMES (y) the outstanding principal balance of the Term Loans at such Determination Date.

         3.10. BOOKS AND RECORDS. The Borrower will maintain (and will cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the

Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors and/or independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this ss.3.10. Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby.

         3.11. LANDLORD'S WAIVER. To the extent required by the Bank, prior to the making of the first Term Loan, the Borrower will obtain, and will thereafter maintain in effect at all times, waivers from the owners of all premises in which any material amount of Collateral is located, such waivers to be in form and substance satisfactory to the Bank.

         IV. NEGATIVE COVENANTS

         Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding:

         4.1. INDEBTEDNESS. Without the prior written consent of the Bank, the Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

                  (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Term Note;

                  (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

                  (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

                  (iv) presently existing and subsequently incurred purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors, equipment lessors and other Persons providing purchase money financing to the Borrower for equipment purchased or leased by the Borrower for use in the Borrower's business, provided that (A) the total Indebtedness permitted under this clause (iv) will not exceed $2,500,000 in the aggregate outstanding at any one time and (B) all such purchase money Indebtedness outstanding at the date hereof is set forth on item 4.1 of the attached Disclosure Schedule;

                  (v) any guaranties or other contingent liabilities expressly permitted pursuant to ss.4.3;

                  (vi) any Indebtedness (other than as described in any of clauses (i) - (iii) above) existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule; and

                  (vii) any additional unsecured Indebtedness incurred after the date hereof for any reason (and not described in any of clauses (i)
         - (vi) above); provided that the total Indebtedness permitted pursuant to this clause (vii) will not exceed $500,000 in the aggregate outstanding at any one time.

         4.2. LIENS. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens"), upon or with respect to any of its property or assets, now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

                  (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay any enforcement thereof and as to which adequate reserves are maintained;

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves are maintained;

                  (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

                  (iv)     Liens in favor of the Bank;

                  (v) Liens in favor of equipment vendors, equipment lessors and other Persons securing purchase money Indebtedness to the extent permitted by clause (iv) of ss.4.1; provided that no such Lien will extend to any property of the Borrower other than the specific items of equipment financed;

                  (vi) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule; or

                  (vii) rights which may in the future be granted to a Major Pharma Company with respect to assets of the Borrower located in the Medford Premises pursuant to the Pharma Development Agreement.

Without limitation of the other representations, warranties, covenants and agreements of the Borrower set forth elsewhere in this letter agreement, the Borrower (i) represents and warrants that neither the Borrower nor any of its Subsidiaries is now a party to any Restrictive Agreement

(other than any such Restrictive Agreement now existing in favor of a lessor or purchase money financier of equipment as described in clause (iv) of ss.4.1 above; provided that any such Restrictive Agreement permitted by this parenthetical relates only to the particular item or items of equipment so financed) and (ii) agrees that the Borrower will not enter into (nor permit any of its Subsidiaries to enter into) any Restrictive Agreement, except that (A) the Borrower may enter into a Restrictive Agreement with the lessor of any equipment or with any Person providing purchase money financing permitted by clause (iv) of ss.4.1 above; provided that such Restrictive Agreement relates only to the particular item or items of equipment so leased or financed, and (B) the Pharma Development Agreement may contain provisions constituting a Restrictive Agreement with respect to assets of the Borrower located at the Medford Premises. As used herein, a "Restrictive Agreement" is any agreement, covenant, undertaking or understanding which could have the effect of preventing the Borrower or any Subsidiary from granting a Lien on any of its assets to the Bank.

         In order to facilitate the purchase money financing described in clause
(v) above, the Bank will, under the circumstances provided for in the Security Agreement, release from the lien of the Security Agreement any equipment hereafter leased or purchased by the Borrower with lease financing or purchase money financing permitted by clause (iv) of ss.4.1 above. In order to facilitate the Pharma Development Agreement, the Bank will, under the circumstances provided for in the Security Agreement, release from the lien of the Security Agreement assets of the Borrower (not including any Qualifying Equipment nor any Qualifying Leasehold Improvements) located in the Medford Premises and subject to the Pharma Development Agreement.

         4.3. GUARANTIES. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, and (ii) guaranties existing at the date hereof and described on item 4.3 of the attached Disclosure Schedule.

         4.4. DIVIDENDS. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

         4.5. LOANS AND ADVANCES. The Borrower will not make (and will not permit any Subsidiary to make) any loans or advances to any Person, including, without limitation, the Borrower's directors, officers and employees, except advances to such directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which loans and advances will not exceed, in the aggregate, $500,000 outstanding at any one time.

         4.6. INVESTMENTS. The Borrower will not, without the Bank's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except: (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof; (ii) other investment grade debt securities and other Readily-Marketable Securities; (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this ss.4.6; (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent; (v) deposits with or certificates of deposit issued by any other bank organized in the United States having capital in excess of $100,000,000; (vi) existing investments described on item 4.6 of the attached Disclosure Schedule; and (vii) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to ss.4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owed by any Subsidiary to the Borrower) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries.

         4.7. SUBSIDIARIES; ACQUISITIONS. The Borrower will not, without the prior written consent of the Bank, make any acquisition of all or substantially all of the stock of any other Person or of all or substantially all of the assets of any other Person, other than a Permitted Acquisition. The Borrower will not become a partner in any partnership. The Borrower will promptly inform the Bank if it forms any Subsidiaries.

         4.8. MERGER. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person, or sell, lease, transfer or otherwise dispose of (whether in one or more transactions) any material portion of its assets (including, without limitation, any material portion of its intellectual property), other than (i) the sale of inventory in the ordinary course; (ii) licensing of any of its intellectual property to another Person on commercially reasonable terms; (iii) transfer of any of its intellectual property for reasonable consideration to a research and development entity in which the Borrower participates as an equity owner; or (iv) the sale, lease, license or transfer of assets at the Medford Premises pursuant to the Pharma Development Agreement.

         4.9. AFFILIATE TRANSACTIONS. The Borrower will not, without the prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this ss.4.9 shall be deemed to restrict the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 10% or more of any class of capital stock of the Borrower or 10% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

         4.10. CHANGE OF ADDRESS, ETC. The Borrower will not change its corporate name or legal structure, nor will the Borrower change its chief executive offices or principal place of business from the Medford Premises, nor will the Borrower keep any Collateral at any location other than at those premises described in ss.2.1(j) without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. Without limitation of the foregoing, on or about the date hereof the Borrower is delivering or will deliver to the Bank appropriate landlord's waivers and Uniform Commercial Code financing statements relating to the 128/93 Premises. All Qualifying Equipment and all Qualifying Leasehold Improvements will be delivered to and installed at, and will remain at, the 128/93 Premises; in no event will any of the Qualifying Equipment or Qualifying Leasehold Improvements be moved to the Medford Premises. The Borrower will not change its fiscal year or materially change its methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance reasonably satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

         4.11. HAZARDOUS WASTE. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are chemicals, biological materials, solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies in all material respects with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) in accordance with applicable law.

         4.12. NO MARGIN STOCK. No proceeds of any Term Loan shall be used directly or indirectly to purchase or carry any margin security.

         4.13. SUBORDINATED DEBT. The Borrower will not directly or indirectly make any optional or voluntary prepayment or purchase of Subordinated Debt or modify, alter or add any provisions with respect to payment of Subordinated Debt. In any event, the Borrower will not make any payment of any principal of or interest on any Subordinated Debt at any time when there exists, or if there would result therefrom, any Default or Event of Default hereunder.

         V. DEFAULT AND REMEDIES

         5.1. EVENTS OF DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

         (a) The Borrower shall fail to make any payment of principal of or interest on the Term Note on or before the date when due; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Term Loan shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of secs.3.6, 3.7, 3.8 or 3.9 or any provision of Article IV; or

         (d) The Borrower shall default in the performance or observance of any agreement or obligation under ss.3.1 and/or ss.3.3 and such default shall continue unremedied for 15 days; or

         (e) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after written notice thereof shall have been given to the Borrower; or

         (f) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

         (g) Any default shall exist and remain unwaived or uncured with respect to any Subordinated Debt of the Borrower or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Subordinated Debt, or any such Subordinated Debt shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any Subordinated Debt by the holder or holders thereof; or

         (h) Any default shall exist and remain unwaived or uncured with respect to any Indebtedness of the Borrower or any Subsidiary of the Borrower in excess of $250,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness in excess of $250,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

         (i) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

         (j) Any attachment, execution or similar process shall be issued or levied against any property of the Borrower or any Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 30 days after its issue or levy; or

         (k) Any final uninsured judgment in excess of $500,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction and shall not be paid or stayed within 30 days after entry thereof; or

         (l) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which, in each case, in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

         (m) The Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

         (n) The security interest and liens of the Bank in and on any of the Collateral covered or intended to be covered by the Security Agreement shall for any reason (other than written release by the Bank) not be fully perfected liens and security interests; or

         (o) If, at any time, more than 50% of any class of voting stock of the Borrower shall be held, of record and/or beneficially, by any Person or by any "group" (as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder).

         5.2. RIGHTS AND REMEDIES ON DEFAULT. Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amount of the Term Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice (other than such notices as are specifically provided for in this letter agreement) of any kind, all of which are hereby expressly waived by the Borrower.

         (b) Terminate the arrangements for Term Loans provided for by this letter agreement.

         (c) Exercise all rights and remedies hereunder, under the Security Agreement, under the Term Note and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

         5.3. SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice (other than such notices as are specifically provided for in this letter agreement) of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the Obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE BANK OF ITS RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

         VI. MISCELLANEOUS

         6.1. COSTS AND EXPENSES. The Borrower agrees to pay, on demand, all reasonable costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreement, the Term Note and all other instruments and documents to be delivered in connection with any Term Loan and any amendments or modifications of any of the foregoing, as well as the reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreement, the Term Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the Term Note and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from the date of any demand therefor until the date when paid at a rate per annum equal to the sum of (i) four (4%) percent per annum PLUS (ii) the highest per annum rate otherwise payable under the Term Note (but in no event in excess of the maximum rate permitted by then applicable law).

         6.2. FACILITY FEE. With respect to the Term Loans, the Borrower shall pay to the Bank, at the date of execution and delivery of this letter agreement, a non-refundable facility fee in such amount as is set forth in a letter of even date from the Borrower to the Bank. The fee described in this
Section is in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

         6.3. OTHER AGREEMENTS. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

         6.4. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

                  If to the Borrower:

                  ArQule, Inc.
                  200 Boston Avenue, Suite 1000
                  Medford, MA 02155
                  Attention: James R. Fitzgerald, Jr., Chief Financial Officer

                  If to the Bank:

                  Fleet National Bank

                  High Technology Division
                  Mail Code: MA OF D07A
                  One Federal Street
                  Boston, MA 02110
                  Attention: Kimberly A. Martone, Senior Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid.

         6.5. BINDING EFFECT; ASSIGNMENT; TERMINATION. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Term Loans and/or the Term Note. Without limitation of the foregoing generality,

                  (i) The Bank may at any time pledge all or any portion of its rights under the Loan Documents (including any portion of the Term
         Note) to any of the 12 Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

                  (ii) The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the Term Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective assignees and Participants; provided that the Bank shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information to the same extent as the Bank would be required to maintain such confidentiality.

         The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full the Term Loans and all interest thereon and all fees and charges payable in connection therewith.

         6.6. CONSENT TO JURISDICTION. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or the Term Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this ss.6.6 or as otherwise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this ss.6.6 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in ss.6.4 (as such address may be changed from time to time pursuant to said ss.6.4) or (ii) by serving a copy thereof upon it at its address set forth in ss.6.4 (as such address may be changed from time to time pursuant to said ss.6.4).

         6.7. SEVERABILITY. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

         6.8. GOVERNING LAW. This letter agreement and the Term Note shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

         6.9. REPLACEMENT NOTE. Upon receipt of a customary affidavit and an unsecured agreement of indemnity executed by an officer of the Bank as to the loss, theft, destruction or mutilation of the Term Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of the Term Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Term Note or other Loan Document in the same principal amount (as to the Term Note) and in any event of like tenor.

         6.10. USURY. All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Term Note or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Indebtedness represented by the Term Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank, in the execution, delivery and acceptance of the Term Note, to contract in strict compliance with the laws of The Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of the Term Note or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Term Note and not to the payment of interest. The provisions of this ss.6.10 shall control every other provision of this letter agreement and of the Term Note.

         6.11. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY MUTUALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTE OR ANY OTHER LOAN DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS LETTER AGREEMENT AND TO MAKE TERM LOANS AS CONTEMPLATED HEREIN.

         VII. DEFINED TERMS

         7.1. DEFINITIONS. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

         "Adjusted Liabilities" - All of the Total Liabilities of the Borrower and/or any of its Subsidiaries (taken on a consolidated basis), other than any such Total Liabilities which constitute Deferred Revenue.

         "Applicable Rate Increment" - At any time while the Borrower is in Level One Compliance - 1.75% per annum; and at any time while the Borrower is in Level Two Compliance - 2.25% per annum.

         "Bank Certificate" - A certificate signed by an officer of the Bank setting forth any additional amount required to be paid by the Borrower to the Bank pursuant to ss.1.4, ss.1.7 or ss.1.8 of this letter agreement, which certificate shall be submitted by the Bank to the Borrower in connection with each demand made at any time by the Bank upon the Borrower with respect to any such additional amount, and each such certificate shall, save for manifest error, constitute presumptive evidence of the additional amount required to be paid by the Borrower to the Bank upon each demand. A claim by the Bank for all or any part of any additional amount required to be paid by the Borrower may be made before and/or after the end of the Interest Period to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates. Each Bank Certificate shall set forth in reasonable detail the basis for and the calculation of the claim to which it relates.

         "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national banking association or other day on which banks in Boston, Massachusetts are authorized or directed to close; provided however that if the applicable provision relates to a LIBOR Loan, then the term "Business Day" shall not include any day on which dealings are not carried on in the London interbank market or on which banks are not open for business in London.

         "Capital Base" - At any time, the sum of (i) the consolidated Tangible Net Worth of the Borrower and Subsidiaries then existing, PLUS (ii) the principal amount of Subordinated Debt of the Borrower then outstanding (nothing contained herein being deemed to authorize the incurrence of any such Subordinated Debt).

         "Capital Expenditures" - All acquisitions of machinery, equipment, land, leaseholds, buildings, leasehold improvements and all other expenditures for purposes which are considered to be fixed assets under generally accepted accounting principles consistently applied. When a fixed asset is acquired by a lease which is required to be capitalized pursuant to generally accepted accounting principles, the amount required to be capitalized pursuant thereto shall be considered to be a Capital Expenditure in the year such asset is first leased.

         "Cash-Equivalents" - Each of the following: (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof and entitled to the full faith and credit of the United States of America, (ii) demand deposits with the Bank or with any other commercial bank chartered by the United States or by any state and having undivided capital and surplus of not less than $1,000,000,000, or (iii) interests in mutual funds, substantially all of the assets of which shall be governmental obligations of the type described in clause (i) of this sentence.

         "COF Interest Rate" - As to any COF Loan for any period of time, that per annum rate of interest which is determined by the Bank to represent the sum of (i) the COF Rate applicable to the relevant period of time for the relevant principal amount as amortized over such period of time PLUS (ii) the Applicable Rate Increment in effect from time to time.

         "COF Loan" - All Term Loans which bear interest at a particular COF Interest Rate commencing at a particular date.

         "COF Rate" - As to any principal amount and for any period of time, that per annum rate of interest which the Bank is required to pay, or is offering to pay, for wholesale liabilities of a similar principal amount and for a similar period of time (taking into account amortization of the relevant COF
Loan), adjusted for reserve requirements and for such other requirements as may from time to time be imposed by federal, state or local governmental and/or regulatory agencies, all as determined from time to time in its sole discretion by the Bank's treasury group.

         "Collateral" - All property now or hereafter owned by the Borrower or in which the Borrower now or hereafter has any interest which is now or hereafter described as "Collateral" in the Security Agreement.

         "Compliance Level" - Level One Compliance and Level Two Compliance, as the case may be.

         "Debt Service Coverage Ratio" - As defined in ss.3.9.

         "Default" - Any event or circumstance which, with the passage of time or the giving of notice or both, could become an Event of Default.

         "Deferred Revenue" - Any liabilities of the Borrower which represent sums actually received by the Borrower under subscription contracts and which are properly shown as "deferred revenue" on a balance sheet of the Borrower prepared in accordance with generally accepted accounting principles applied consistently with the Borrower's balance sheet as at December 31, 1997.

         "EBITDA" - The consolidated Net Income (or, if relevant, the consolidated Net Loss, expressed as a negative number) of the Borrower and Subsidiaries for any period, PLUS, without duplication of any item, (i) all federal and state income taxes (but not taxes in the nature of an AD VALOREM property tax or a sales or excise tax) paid or accrued with respect to such period, (ii) all interest on any Indebtedness (whether senior debt or subordinated debt) paid or accrued by the Borrower and/or any of its Subsidiaries for such period and actually deducted on the consolidated books of the Borrower for the purposes of computation of its consolidated Net Income (or consolidated Net Loss, as the case may be) for the period involved, and (iii) the amount of the provision for depreciation and/or amortization actually deducted on the consolidated books of the Borrower for the purposes of computation of its consolidated Net Income (or consolidated Net Loss, as the case may be) for the period involved.

         "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         "Eurocurrency Liabilities" - Has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as in effect from time to time, or in any successor regulation relating to the liabilities described in said Regulation D.

         "Event of Default" - As defined in ss.5.1.

         "Fixed Interest Rate" - As to any LIBOR Loan, the applicable LIBOR Interest Rate; and as to any COF Loan, the applicable COF Interest Rate.

         "Fixed Rate Loan" - All or any portion of any Term Loan which bears interest at a Fixed Interest Rate.

         "Floating Rate" - As defined in ss.1.4.

         "Floating Rate Loan" - All or any portion of any Term Loan which bears interest at a rate calculated with reference to the Prime Rate.

         "Impositions" - All present and future taxes, levies, duties, impositions, deductions, charges and withholdings applicable to the Bank with respect to any Fixed Rate Loan, excluding, however, any taxes imposed directly on the Bank's income and any franchise taxes imposed on it by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof.

         "Indebtedness" - All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness, is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

         "Interest Payment Date(s)" - As to each LIBOR Loan, the last day of Interest Period applicable to such LIBOR Loan; provided, however, that if such Interest Period is more than three months, then there shall be multiple Interest Payment Dates for such Interest Period -- the first of which shall be three months from the commencement of such Interest Period, with subsequent Interest Payment Dates occurring thereafter at three-month intervals.

         "Interest Period" - As to each LIBOR Loan, the period commencing with the date of the making of such LIBOR Loan and ending three months, six months or twelve months thereafter (as the Borrower may select); provided that (A) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day occurs in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (B) any such Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on the last Business Day of such calendar month, and (C) no Interest Period may be selected as to any principal amount of any Term Loan if such Interest Period would end after the regularly-scheduled due date of such principal amount.

         "Level One Compliance" and "Level Two Compliance" are each defined in ss.1.12.

         "LIBOR" - With respect to each Interest Period for a LIBOR Loan, that rate per annum (rounded upward, if necessary, to the nearest 1/32nd of one percent) which represents the offered rate for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on that day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR for such Interest Period shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period shown on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London
Time), on that day that is two (2) London Banking Days prior to the beginning of such Interest Period. "London Banking Day" shall mean any date on which commercial banks are open for business in London. If both the Telerate and Reuters systems are unavailable, then LIBOR for any Interest Period will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that day that is two (2) London Banking Days preceding the first day of such Interest Period, as selected by the Bank. The principal London office of each of four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m., New York City time, on that day that is two London Banking Days preceding the first day of such Interest Period. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for the proposed Interest Period cannot be determined. The Bank shall give prompt notice to the Borrower of LIBOR as determined for each LIBOR Loan and such notice shall be deemed presumptively correct, absent manifest error.

         "LIBOR Interest Rate" - For any Interest Period, an interest rate per annum, expressed as a percentage, determined by the Bank pursuant to the following formula:

                  * LIR =    LIBOR    + ARI
                          -----------
                          [1.00 - RR]

                  Where LIR = LIBOR Interest Rate
                        LIBOR = See definition of LIBOR
                           RR = Reserve Rate
                           ARI = The then Applicable Rate Increment

                  *LIR to be rounded upwards to the next higher 1/32 of 1%.

The LIBOR Interest Rate will be adjusted during any Interest Period to reflect any effective change in the Applicable Rate Increment during such Interest Period and/or any change in the Reserve Rate during such Interest Period.

         "LIBOR Loan" - All or any portion of a Term Loan which bears interest at a LIBOR Interest Rate.

         "Liquidity Ratio" - As defined in ss.3.8.

         "Loan Documents" - Each of this letter agreement, the Term Note, the Security Agreement and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Term Loans, all whether now existing or hereafter arising or entered into.

         "London" - The City of London in England.

         "Major Pharma Company" - A corporation generally recognized as a major participant in the pharmaceutical and/or biotechnology industries.

         "Medford Premises" - Premises leased by the Borrower at 200 Boston Avenue, Medford, MA 02155.

         "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

         "Net Quick Assets" - Such current assets of the Borrower as consist of cash, Cash-Equivalents, Readily-Marketable Securities and Receivables (net of appropriate reserves), but excluding any of the foregoing which are subject to any pledge, lien, encumbrance or other restriction.

         "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

         "128/93 Move Date" - That date on which the Borrower first moves any assets into the 128/93 Premises.

         "128/93 Premises" - Premises leased by Borrower at MetroNorth Corporate Center, Off Presidential Way, Woburn, Massachusetts.

         "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

         "Permitted Acquisition" - Any acquisition which meets all of the following criteria: (1) at the time of such acquisition, and after giving effect thereto, there is no Default or Event of Default under this letter agreement;
(2) after giving effect to such acquisition, the Borrower is in PRO FORMA compliance with each of secs.3.7, 3.8 and 3.9, with compliance with each of such Sections being determined oN A PRO Forma basis as at the date of such acquisition, even if not a fiscal quarter-end, and is projected to remain in such compliance through the scheduled final maturity date of the Term Loans; and, prior to any acquisition, the Borrower will furnish to the Bank (in such detail as the Bank may reasonably require) PRO FORMA calculations and projections which shall evidence to the Bank's satisfaction that, after giving effect to such acquisition, there will not then be nor will there occur (during any period to which such projections relate) any violation of any of secs.3.7,
3.8 and/or 3.9; (3) such acquisition relates to a Person primarily engaged in (or assets primarily used in) the Business (as defined in ss.3.5); (4) such acquisition is approved by the Board of Directors of that company, the stock or assets of which are being acquired; and (5) the total cash consideration paid or to be paid (including any earn-out payment) will not exceed $5,000,000 with respect to any one such acquisition or series of related acquisitions.

         "Person" - An individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Pharma Development Agreement" - An agreement to be entered into by the Borrower with a Major Pharma Company pursuant to which the Borrower will participate with the Major Pharma Company in development and production of pharmaceutical products, it being acknowledged that laboratory equipment, other equipment and/or leasehold improvements of the Borrower located at the Medford Premises may be sold or transferred to the Major Pharma Company (at one time or in installments over a period of time) and/or the Major Pharma Company may acquire rights to use such laboratory equipment, other equipment and/or leasehold improvements located at the Medford Premises; provided that, in each such case, the agreement for same is on commercially reasonable terms and provides for reasonable consideration for the Borrower.

         "Prime Rate" - That variable rate of interest per annum designated by the Bank, from time to time, as being its prime rate, it being understood that such rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

         "Qualifying Equipment" - Equipment (not including software, except as provided in the next following sentence) purchased by the Borrower within 90 days prior to date of the Term Loan financing same (except that, for the initial Term Loan, equipment purchased at any time after December 31, 1997 may be included) for use in the Borrower's business which meets all of the following criteria: (i) such equipment consists of one or more of the items shown on the equipment list heretofore delivered by the Borrower to the Bank or has otherwise been approved by the Bank for use in supporting a Term Loan, (ii) each item of such equipment has been delivered to and installed at the 128/93 Premises, and
(iii) the Borrower has paid in full for each item of such equipment and holds title to same, free of all interests and claims of any other Person (other than the security interest of the Bank). Software (not including prepackaged "shrink-wrapped" software) with an aggregate invoice value up to $750,000 which meets all of the criteria of clauses (i) - (iii) of the immediately preceding sentence may be included by the Borrower in "Qualifying Equipment".

         "Qualifying Leasehold Improvements" - Fixtures and leasehold improvements purchased by the Borrower within 90 days prior to date of the Term Loan financing same (except that, for the initial Term Loan, fixtures and leasehold improvements purchased at any time after December 31, 1997 may be included) which meet all of the following criteria: (i) such fixtures and leasehold improvements consist of one or more of the items shown on the equipment list heretofore delivered by the Borrower to the Bank or have otherwise been approved by the Bank for use in supporting a Term Loan, (ii) each item of such fixtures and leasehold improvements has been built into or installed at the Borrower's 128/93 Premises, and (iii) the Borrower has paid in full for each item of such equipment and holds title to same, free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement and except that items so built into the relevant premises as to become an integral part of the real estate may become the property of the owner of such premises).

         "Readily-Marketable Securities" - Such securities as are publicly traded on the New York Stock Exchange, on the American Stock Exchange or on the NASDAQ National Market System.

         "Receivables" - As to any Person, all of such Person's present and future accounts receivable for goods sold or for services rendered.

         "Reserve Rate" - The aggregate rate, expressed as a decimal, at which the Bank would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against Eurocurrency Liabilities, as well as any other reserve required of the Bank with respect to the LIBOR Loans. The LIBOR Interest Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Rate.

         "SEC" - The Securities and Exchange Commission or any successor thereto.

         "Subordinated Debt" - Any Indebtedness of the Borrower which is expressly subordinated, pursuant to a subordination agreement in form and substance satisfactory to the Bank, to all Indebtedness now or hereafter owed by the Borrower to the Bank.

         "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person, (ii) any minority interests in Subsidiaries and (iii) any assets representing amounts due from any officer or employee of such Person or from any Subsidiary of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense and experimental and development expenses). Total intangible assets of a Person do not include such software costs as are embedded in the cost of equipment and not stated separately on the books of such Person.

         "Total Liabilities" - All Indebtedness of the Borrower and/or any Subsidiary of the Borrower (secured or unsecured, senior or subordinated) which would properly be included in liabilities shown on a balance sheet of the Borrower prepared in accordance with generally accepted accounting principles.

         "Unencumbered Cash Balance" - At any time, the total of all cash, Cash-Equivalents and Readily-Marketable Securities of the Borrower which are not subject to any pledge, lien, encumbrance or other restriction.

         "Waltham Premises" - Premises leased by the Borrower at 303 Bear Hill Road, Waltham, MA.

         Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                                             Very truly yours,

                                             ARQULE, INC.


                                             By /s/ James R. Fitzgerald
                                                --------------------------------
                                                Name: James R. Fitzgerald, Jr.
                                                Title: Chief Financial Officer

Accepted and agreed:

FLEET NATIONAL BANK


By Kymberly Martone
   -------------------------------
   Its Senior Vice President

                               DISCLOSURE SCHEDULE



Item 2.1(a)       Jurisdictions in which Borrower is qualified

Item 2.1(e)       Litigation schedule

Item 2.1(j)       Collateral locations; record owner of each location

Item 4.1          Existing Indebtedness

Item 4.2          Existing Liens

Item 4.3          Existing Guaranties

Item 4.6          Existing Investments

                               DISCLOSURE SCHEDULE
             to Letter Agreement dated as of March 18, 1999 between
                      ArQule, Inc. and Fleet National Bank

Item 2.1(a)       JURISDICTIONS IN WHICH BORROWER IS QUALIFIED

                  Delaware and Massachusetts

Item 2.1(e)       LITIGATION

                  None

Item 2.1(j)       COLLATERAL LOCATIONS; RECORD OWNER OF EACH LOCATION

                   200 Boston Avenue                  Record Owner:  Cummings Property Management, Inc.,
                   Medford, MA  02155                  as Agent for WRB, Inc. and Beautyrest Properties, Inc.

                   303 Bear Hill Road                 Record Owner:  David Neelon, Trustee of Hickory Drive
                                                             Properties Realty Trust.
                   Waltham, MA                                 The premises are subleased from GelTex
                                                               Pharmaceuticals, Inc.

                   MetroNorth Corporate Center        Record Owner:  MetroNorth Corporate Center LLC
                   Off Presidential Way
                   Woburn, MA


Item 4.1          EXISTING INDEBTEDNESS

                  The Borrower is indebted to BancBoston Leasing Inc. with respect to certain capital leases of machinery and equipment. As of December 31, 1998, the aggregate principal amount of the Borrower's obligations to BancBoston Leasing Inc. totaled $1,213,000.

Item 4.2          EXISTING LIENS

                  Certain machinery and equipment used by the Borrower is leased from BancBoston Leasing Inc. Attached hereto is a schedule identifying such leased property.

                  Cummings Properties Management, Inc. holds a lien on all office and other equipment, furniture and inventory of the Borrower located at 200 Boston Avenue, Medford, MA.

                  Cummings Properties Management, Inc. holds a $114,500 cash security deposit with respect to the leased premises at 200 Boston Avenue, Medford, MA.

                  MetroNorth Corporate Center LLC holds a $1,500,000 cash security deposit as security for the Borrower's rental obligations in respect of the Borrower's new leased premises to be located at MetroNorth Corporate Center, Off Presidential Way, Woburn, MA.

                               DISCLOSURE SCHEDULE
             to Letter Agreement dated as of March 18, 1999 between
                      ArQule, Inc. and Fleet National Bank



Item 4.3          EXISTING GUARANTIES

                  None

Item 4.6          EXISTING INVESTMENTS

                  The Borrower holds approximately $28,000,000 of Readily-Marketable Securities.

                  The Borrower owns 80% of the outstanding capital stock of ArQule Catalytics, Inc.













                                  Page 2 of 2